Exhibit 99.4

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                KPMG LLP
                Suite 2000
                355 South Grand Avenue
                Los Angeles, CA 90071-1568


                         Independent Accountants' Report
           Uniform Single Attestation Program for Mortgage Bankers

The Board of Directors
New Century Mortgage Corporation

We have examined management's assertion, included in the accompanying Management Assertion - Uniform Single Attestation Program for Mortgage Bankers, that New Century Mortgage Corporation (the Company), complied with minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2005. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that New Century Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 and is fairly stated, in all material respects.


                                          /s/ KPMG LLP


March 15, 2006


           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.
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                              Management Assertion

           Uniform Single Attestation Program for Mortgage Bankers


As of and for the year ended December 31, 2005, New Century Mortgage Corporation has complied, in all material respects, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA), Uniform Single Attestation Program for Mortgage Bankers (USAP). As of and for this same period, New Century Mortgage Corporation had in effect a fidelity bond and an errors and omissions policy in the amounts of $45,000,000 and $20,000,000 respectively.


New Century Mortgage Corporation


/s/ Brad A. Morrice                             3/15/06
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Brad A. Morrice                                 Date
President and Chief Executive Officer



/s/ Patti M. Dodge                              3/15/06
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Patti M. Dodge                                  Date
EVP and Chief Financial Officer